SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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     A link to the following news article was posted on H. J. Heinz Company’s Internet website at www.heinzsuperiorvalue.com. Heinz has not received the consent of the author or the publication to use the news article as proxy soliciting material. .

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Triarc Pays Chief Peltz Too Much, Proxy Adviser Says (Update2)
2006-06-05 16:38 (New York)

     (Adds closing share price in eighth paragraph.)

By Josh Fineman

     June 5 (Bloomberg) -- Nelson Peltz, a shareholder activist who is pressuring H.J. Heinz Co. to jumpstart profit, is being paid too much in his role as chief executive officer of Triarc Cos., investor advisory firm Proxy Governance Inc. said.

     Shareholders of Triarc, which operates Arby’s fast-food restaurants, should withhold votes for four compensation committee directors up for election because of “excessive” pay for Peltz and President Peter May, Vienna, Virginia-based Proxy Governance said in a report released last week.

     “It appears that the compensation paid to the company’s executives is out of line relative to that paid to peer executives and given relative company performance,” Proxy Governance said. The firm said Peltz's compensation over the past three years is almost five times the average paid to CEOs at comparable companies.

     The criticism of New York-based Triarc comes as Peltz tries to replace five board members at Heinz, the world’s largest ketchup maker. Peltz this year successfully put three directors on Wendy's International Inc.’s board and got the company to consider selling its Baja Fresh chain.

     Peltz, 63, was paid $29.1 million for 2005, Triarc said in a filing with the U.S. Securities and Exchange Commission last month. The average compensation of six other Triarc executives is almost four times what executives at peer companies are paid, Proxy Governance said. Comparable companies in Proxy Governance’s report included Applebee's International Inc., Ruby Tuesday Inc. and Jack in the Box Inc.

               Vote Withholding Urged

     Triarc shareholders should withhold votes for directors Clive Chajet, Joseph Levato, David Schwab II and Russell Umphenour at the company’s annual meeting June 7, the proxy adviser said.

     Triarc spokeswoman Anne Tarbell didn’t immediately respond to a voicemail message and an e-mail seeking comment. Proxy Governance’s analysis was reported by the Wall Street Journal earlier today.

     Shares of Triarc fell 24 cents, or 1.4 percent, to $16.46 at 4:02 p.m. in New York Stock Exchange composite trading. They have dropped 1.7 percent this year.

--With reporting by David Pierson in New York. Editor: Nol.

To contact the reporter on this story:
Josh Fineman in New York at (1) (212) 617-8953 or
jfineman@bloomberg.net.

To contact the editor responsible for this story:
Alan Mirabella at (1) (212)-617-4149 or
amirabella@bloomberg.net.

©2006 Bloomberg L.P. All rights reserved. Reprinted with permission.

     On June 15, 2006, Heinz filed a preliminary proxy statement in connection with its 2006 annual meeting of shareholders. Prior to the annual meeting, Heinz will furnish a definitive proxy statement to its shareholders, together with a WHITE proxy card. Heinz shareholders are strongly advised to read Heinz’s proxy statement as it contains important information. Shareholders may obtain Heinz’s preliminary proxy statement, any amendments or supplements to the proxy statement and other documents filed by Heinz with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov . Copies of the definitive proxy statement and any amendments and supplements to the definitive proxy statement will also be available for free at Heinz’s Internet website at www.heinz.com or by writing to H. J. Heinz Company, World Headquarters, 600 Grant Street, Pittsburgh, Pennsylvania 15219. In addition, copies of Heinz’s proxy materials may be requested by contacting our proxy solicitor, MacKenzie Partners, Inc. at (800) 322-2885 toll-free or by email at proxy@mackenziepartners.com . Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of Heinz’s shareholders is available in Heinz’s preliminary proxy statement filed with the Securities and Exchange Commission on June 15, 2006.